UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 10, 2006

OPEN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-50450	98-0370750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

514 Via De La Valle, Suite 200, Solana Beach, CA 92075
(Address of principal executive offices, including zip code)

(858)-794-8800
(Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE: This Amendment No. 2 on Form 8-K/A supplements the disclosure in Item 4.02 contained in our Form 8-K originally filed July 10, 2006, and Amendment No. 1 on Form 8-K/A filed on August 2, 2006. This Amendment No. 2 revises our estimates of certain liabilities and expenses disclosed in Amendment No. 1, and includes additional disclosure concerning our plans for addressing the matters disclosed in Amendment No. 1.

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On July 10, 2006, following discovery by management of certain errors in our financial statements included in our quarterly report on Form 10-QSB for the quarter ended February 28, 2006, our audit committee, after discussion with management and our independent registered public accounting firm, determined that our financial statements included in such Form 10-QSB should not be relied upon to the extent of those errors. The errors were discovered by management in the course of preparing our audited financial statements for the fiscal year ended May 31, 2006.

Prior to the July 10, 2006 determination of our audit committee, management determined that in the financial statements included in our Form 10-QSB for the quarter ended February 28, 2006: (1) we did not properly account for the warrants and beneficial conversion feature contained in the convertible debentures that we issued in February 2006, (2) we classified our interest expense as an Operating Expense rather than an Other Expense, and (3) we classified our former oil and gas operations as part of our continuing operations rather than as discontinued operations. As discussed in Note 5 to our financial statements included in our third quarter Form 10-QSB, we determined the intrinsic value of the beneficial conversion feature to be $2,356,345, and the full amount was charged to interest expense and recorded as Additional paid-in capital for the third quarter. In addition, we determined the pro-rata fair value of the warrants to be $1,277,853 and the full amount was also recorded as Additional paid-in capital. We have determined that each of these amounts should be amortized over the term of the convertible debentures. As a result, an aggregate non-cash interest expense of approximately $2,356,345 that was initially recorded in the third quarter as well as the fair value of the warrants of $1,277,853 will be amortized over the term of the convertible debentures resulting in a net $2,235,205 decrease in Interest-non cash for the quarter ended February 28, 2006. Approximately $121,140 in amortized Interest-non cash will be recorded for the quarter ended February 28, 2006, and approximately $363,420 per quarter thereafter will be amortized until maturity. In addition, management determined that Interest of $59,790 had been improperly classified as an Operating Expense rather than an Other Expense. Finally, as part of management's analysis of comments made by the staff of the SEC during the staff's review of our registration statement filed May 12, 2006 (and subsequently withdrawn), it was determined that our oil and gas operations, the assets of which were reflected as Deposit and Advances on Acquisition of Investments on our balance sheet as of February 28, 2006, and included an Impairment on Advances in Respect of Oil and Gas Properties in our statement of operations for the quarter ended February 28, 2006, should be classified as discontinued operations.

In the course of further work to complete the audit for the fiscal year ended May 31, 2006, management has discovered further errors related to non-cash compensation for employee, director and consulting services, and has advised the audit committee and our independent registered public accounting firm of these errors. The audit committee therefore concluded on August 1, 2006 that further corrections will be required to our financial statements for the third quarter ended February 28, 2006.

We entered into an employment agreement in August 2005 with David Saltman whereby we appointed Mr. Saltman as our President and Chief Executive Officer. In partial consideration for the services of Mr. Saltman as President and Chief Executive Officer, he was granted a total of 8,235,662 restricted shares of common stock on the date of the agreement. The agreement states that shares vest quarterly commencing on December 31, 2005, with 686,305 shares vesting for each of the first eleven quarters and 686,307 shares vesting in the twelfth and final quarter. Vesting is accelerated upon certain events, including termination of the agreement due to the death or disability of Mr. Saltman, termination without “Cause” as defined in the agreement, termination upon Mr. Saltman’s resignation for “Good Reason” as defined in the agreement, or upon a change in control. The agreement states that all remuneration under the agreement will be subject to applicable employment and income tax withholding taxes.

In November 2005 we appointed Cheryl J. Bostater Chief Financial Officer and entered into an employment agreement with her. Ms. Bostater’s agreement originally provided for the grant of a stock option exercisable for 1,407,805 shares at an exercise price of $1.92 per share, but her agreement was amended in February 2006 to replace the option with a grant of 1,407,805 restricted shares of common stock. 117,317 of the shares were to vest on each of March 15, 2006 and March 30, 2006, and 117,317 shares were to vest at the end of each calendar quarter thereafter. Ms. Bostater’s agreement contains similar provisions to Mr. Saltman’s agreement regarding acceleration of vesting, and employment and income tax withholding taxes.

During the quarter ended February 28, 2006, we also issued or committed to issue further shares of stock for compensation, as follows:

·
In February 2006, we issued 10,000 shares under our 2004 Consultant Compensation Plan to a consultant for consulting services rendered to our company, and Mr. Saltman and Ms. Bostater were issued 60,000 shares and 30,000 shares, respectively, under our 2004 Consultant Compensation Plan, for consulting services rendered to our company prior to commencing employment.

·	In February 2006, we granted an aggregate of 300,000 fully vested shares of stock to our existing directors, including 40,000 shares granted to Mr. Saltman.

·	In February 2006, we granted 10,000 fully vested shares to a non-executive employee.

During the quarter ended May 31, 2006, we entered into two other employment agreements, one of which was with Bob Britts, our Chief Operating Officer, calling for the periodic issuances of common stock as partial employment compensation. Under these agreements, we have committed to issue an aggregate of 225,000 shares, vesting and being issued on a quarterly basis. During the quarter ended May 31, 2006, we also issued 60,000 fully vested shares to directors.

Management has determined that the methodology used to record compensation expense for stock awards for the quarter ended February 28, 2006 was incorrect. In particular, the fair value of the restricted stock awards to Mr. Saltman and Ms. Bostater was initially determined as of the respective vesting dates set forth in the respective employment agreements, rather than on the original grant dates. In addition, the fair value of stock issued without vesting conditions for consulting and director services was initially determined as of the date of issuance of the stock certificates, rather than the date of board approval. These errors resulted in calculation of non-cash compensation expense for the quarter that was approximately $1.56 million lower than it should have been using the proper fair value calculation methodology. Management also determined that full number of restricted shares granted should have been included in shares issued and outstanding, although the inclusion of these shares does not affect reported earnings per share.

In addition, we did not withhold for or pay federal or state employment or income taxes associated with the vesting dates for restricted stock set forth in Mr. Saltman’s and Ms. Bostater’s employment agreements, or associated with the grants of shares to them during their employment periods for consulting and director services. We also did not withhold or pay employment or income taxes for the 10,000 shares issued to a non-executive employee. Our failure to withhold for the employees’ portion of these taxes, and to pay our portion of these taxes for FICA and Medicare, resulted from management’s misunderstanding of the timing of the tax and withholding obligations. In the event that we deem the stock awards and vesting dates to be valid and non-rescindable, we anticipate that we would accrue expense of approximately $23,000 for the quarter ended February 28, 2006, representing our company’s portion of the required payroll taxes, and a corresponding liability. We also may be subject to penalties and interest, currently estimated to be approximately $56,000 for the quarter ended February 28, 2006, which would be recorded as additional expense. We also anticipate that we would record accounts payable at February 28, 2006 of approximately $533,000 associated with the employees’ combined portion of required withholding, which is an obligation of our company to the extent not satisfied by the employees. The executives have informed us that, to the extent these liabilities are confirmed, they intend to satisfy their contractual obligations to provide funds for our required payroll tax payments through sales of the underlying securities, once they may do so in accordance with applicable securities laws. To the extent such accounts payable are determined to exist, we intend to record corresponding accounts receivable for the employees’ obligations, subject to confirmation procedures.

Following February 28, 2006, additional vesting dates set forth in the various employment agreements have occurred. For the full fiscal year ended May 31, 2006, to the extent these vesting dates are deemed to be valid and non-rescindable, we presently estimate accruing a liability of approximately $45,000 representing our company’s portion of the required payroll taxes. Total accounts payable at May 31, 2006 associated with the employees’ combined portion of required withholding, which is an obligation of our company to the extent not satisfied by the employees, are estimated to be $1,139,000. We also may be subject to penalties and interest, currently estimated to be approximately $127,000 for the year ended May 31, 2006, which would be recorded as additional expense. As of June 30, 2006 (the last vesting date set forth in the contracts which has occurred to the date of this Form 8-K/A), to the extent the vesting dates are deemed to be valid and non-rescindable, the total liability for our company’s portion of the required withholding taxes is estimated to be $61,000 and the total accounts payable associated with the employees’ combined portion of the required withholding is estimated to be $1,594,000. We do not presently believe any further penalties would accrue after May 31, 2006, although interest will continue to accrue until the amounts due are paid. Each of the employees have informed us that, to the extent these liabilities are confirmed, they intend to satisfy their obligations to provide funds for our required payroll tax payments through sales of the underlying securities, once they may do so in accordance with applicable securities laws. To the extent such accounts payable are determined to exist, we intend to record corresponding accounts receivable for the executives’ obligations, subject to confirmation procedures.

We intend to hold all shares of stock with respect to which payroll tax obligations have accrued but which have not been paid, pending satisfactory resolution of the employees’ respective withholding obligations. The shares of stock subject to all of these awards other than the consultant grants to Mr. Saltman and Ms. Bostater have not been registered under the Securities Act of 1933, and accordingly, may not be sold absent an exemption from registration requirements. We intend to register all of the shares for which payroll tax obligations have accrued on a registration statement on Form SB-2 to be filed as soon as practicable after the filing of this Form 8-K/A. At this time, we cannot predict when shares may be sold by the employees as a means of generating funds to satisfy withholding obligations. Following registration or the availability of an exemption from registration, market conditions may limit the number of shares that may be sold and the proceeds to the employees from such sales.

Our obligation to withhold for and pay federal state employment and income taxes associated with these restricted shares granted to employees is ongoing with each new vesting or issuance date, and the level of tax obligation would be significant if any of the vesting or issuance schedules were to accelerate in accordance with the terms of the employment agreements. Our company could therefore incur significant additional liabilities for which we may not have sufficient cash to satisfy, requiring us to raise additional funds or curtail or cease operations. In light of this future exposure, our compensation committee intends to work with executives and employees who have restricted stock or the right to receive stock, to seek to restructure their compensation arrangements in a manner that would not expose our company to further liabilities.

We expect to file an amended Form 10-QSB/A for the quarter ended February 28, 2006 containing revised unaudited financial statements for the appropriate three and nine month periods of fiscal 2006 and 2005. Financial information for the year ended May 31, 2006 is expected to be included in the Form SB-2 referenced above, which is also required to be filed under the terms of our prior financing transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN ENERGY CORPORATION

Date: August 8, 2006		/s/ David Saltman

	By:	David Saltman
Chief Executive Officer